UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: March 14, 2013

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

6750 Antioch Road

Merriam, Kansas 66204

(Address of principal executive offices, including zip code)

+61 3 6231 3529

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 14, 2013 Empire Energy Corporation International issued the following statement.

SENERGY AND ANALYST ENGAGED TO COMPLETE CPR, NPV, EMV, RANKING AND SUMMARY ON TEN STRUCTURES WITHIN THE TASMANIA BASIN IDENTIFIED BY PREVIOUS WORK ON EL13/1998 AND TWO STRUCTURES WITHIN EL14/2009. FURTHER FUNDING INTO EMPIRE PROVIDED BY CEO. TOG DRILLING PLANNED.

LEAWOOD, Kansas, Thursday the 14th of March 2013 – Empire Energy Corporation International (Empire) (EEGC – News) posted on its website www.EmpireEnergy.com in Red Box 15 the Senergy (GB) Ltd (Senergy) Competent Persons Report (CPR) commissioned by Tasmanian Oil and Gas Ltd (TOG). The TOG Senergy report described in Empire’s last press release on the 19th February 2013, covered the Estimated Total Mean Recoverable Prospective Resource (ETMRP Resource) of the Bellevue and Thunderbolt structures within the current EL14/2009 of 2.7 Trillion Cubic Feet (TCF) of gas or in terms of oil, 508 Million Barrels (0.5 Billion Barrels) of Oil Equivalent (MMBOE). TOG has subsequently engaged Senergy to work on an Economic Evaluation (EE) of the Bellevue and Thunderbolt ETMRP Resources, based upon the CPR results, the Net Present Value (NPV) and Monetary Value (EMV) figures are expected out soon.

SENERGY CPR REPORT

Empire has also contracted Senergy to complete a CPR, NPV, EMV and ranking report on ten seismically defined structures (described in Blackburn’s 2004 report in Red Box 1 on Empires website) originally within EL13/1998, and has this week paid £10,000 (about USD $15,000) deposit to Senergy and to the independent Analyst report from further loan funds from the CEO.

ANALYST REPORT

An Independent London based oil and gas research analyst, has been engaged to produce an analyst report for both TOG and Empire. The Senergy and Analyst reports are to achieve the three primary purposes described below.

1.)

First to update, quantify and verify the counter claimed losses caused by Smartwin to Empire by allegedly not completing its contractual obligations and therefore causing the loss of the ten structures and their contained ETMRP Resources, a matter which is currently before the USA, NY Federal court.

2.)

Second to establish a base for commercial negotiations in relation to those ten ranked structures.

3.)

Third to provide an independent and current value base for the stock market and other potential funders.

DRILLING PROGRAM

A 12” pre-collar well is intended to be immediately drilled at the Lonnavale seep site within the Mt Lloyd structure on EL14/2009, in preparation for our larger three well program, at the proven still currently active Tasmanites sourced oil seep. The site, which is only 15 kilometers (9.5 miles) South East from the two BHP Exploration (BHP) fully cored stratigraphic wells, intersects the full section of the Late Carboniferous Quamby Mudstone (identical to West Texas). This section includes the interbedded Tasmanite oil shale, which contains the Tasmanites Algal cyst (identified in West Texas within the older Texas Barnett shale that does have the same marine algal species as the Tasmanites) that was drilled on the North Bank of the Styx River by BHP, and is planned to be drilled in the current campaign. Drilling contractors have been contacted and we are awaiting formal updated quotes. The Lonnavale Drill hole location and plan are in Red Box 1 on the Empire Website along with the CSIRO Lonnavale seep report (Volkman, 1991), oil and gas seep occurrence report (Bendall, 1990), Eugene Domacks report on the Source rock potential of the Quamby Mudstone (Domack, 1991) and the BHP Styx River fully cored well report (BHP, 1983) on the source rock section including the famous world standard, type one Kerogen example, the Tasmanite oil shale. The Tasmanites organism is the same species of marine algae as is found in the Barnett Shale of Texas, USA, with the same commercial, conventional and unconventional, oil and gas implications. TOG shareholders have jointly committed the funding to drilling at Lonnavale within EL14/2009 under our current license terms where there fewer permit constraints being under forestry land, beside an existing public road and in an existing quarry. Red Box 2 contains the Tasmanian Digital topography overlaid with the regional geological data presented as a aerial view to make evaluation of the seismic data and understanding of the relationship, of the geology and Mt Lloyd, to the Lonnavale well site more effective. It also contains the gravity database and gravity Worms that identify the location and dips and strikes of the structuring within the Tasmania Basin, relevant to the Lonnavale seep.

CEO Malcolm Bendall commented

“We are looking forward to the impending results of Senergy’s evaluation on the ETMRP Resource potential of our structures and the independent equity research report over the next few weeks. We are excited to be on the verge of starting to drill again on EL 14/2009. I’m pleased to be able to forward further funds to Empire in support of its activities in the TOG joint venture and for other commitments. We are optimistic that 2013 should be the most progressive year ever for the company.

Empire and TOG are now empowered, structured and focused on completing drilling Bellevue, Thunderbolt and Mt Lloyd (Lonnavale seep site) as promised this year, fulfilling the purpose of my 1977 vision. Empire now has one current effective CPR on EL14/2009 through TOG with an EE including the NPV and EMV covering the Bellevue and Thunderbolt ETMRP Resources expected soon. Empires new CPR report on the ten structures previously within EL13/98, which will include NPV and EMV calculations on the ten structures identified within the old license area, is currently being worked on by Senergy with support from Global Exploration Services, Enzo Zappaterra and Empire. I expect all these CPR and EE reports and Pre-collar drilling to be finished in April and summarized by an 8 page independent Analysts report putting Empire now in the strongest commercial strategic position it has been since August 2008. The translation of the current effective financial instruments into drilling funds has been planned and I expect to be swift.

TXO Plc (TXO) our London based AIM listed partner in TOG traded up 20% on Tuesday this week, on the trading of over 230 million TXO shares the highest traded volume of shares of any public company listed in London on that day, after announcing TXO’s current strong financial and strategic position at its AGM.”

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: March 14, 2013

By:   /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer